Exhibit 10.2

AGREEMENT IN RESPECT OF SECURITIES

REPURCHASE AND SHARE ADJUSTMENT PROVISION

by and between

THE UNITED STATES DEPARTMENT OF THE TREASURY

and

ALLY FINANCIAL INC.

Dated as of August 19, 2013

i

AGREEMENT IN RESPECT OF SECURITIES

REPURCHASE AND SHARE ADJUSTMENT PROVISION

THIS AGREEMENT IN RESPECT OF SECURITIES REPURCHASE AND SHARE ADJUSTMENT PROVISION (as amended, supplemented or otherwise modified from time to time, this “Agreement”) is dated as of August 19, 2013, by and between the United States Department of the Treasury (the “Stockholder”) and Ally Financial Inc. (the “Company”), a Delaware corporation.

WHEREAS, the Stockholder, the Company and FIM Holdings LLC (“FIM”) have entered into a stockholders agreement, dated the date hereof, which shall become effective as of the Closing (as such term is defined below) (the “Stockholders Agreement”);

WHEREAS, the Stockholder and the Company have executed and delivered the UST Relinquishment Agreement (as such term is defined below) and FIM and the Company have executed and delivered the FIM Relinquishment Agreement (as such term is defined below) each dated the date hereof pursuant to which the rights and duties of the Governance Agreement (as such term is defined below) are relinquished and the rights and duties of the Stockholders Agreement shall replace and fully supersede the rights and duties under the Governance Agreement;

WHEREAS, the Stockholder is currently the owner of 118,750,000 shares of Fixed Rate Cumulative Mandatorily Convertible Preferred Stock, Series F-2 of the Company (the “Shares”) and 981,971 shares of Company Common Stock (as such term is defined below);

WHEREAS, the Stockholder, as the holder of the Shares, has the right to receive, in certain circumstances, additional shares of Company Common Stock pursuant to Section 6(a)(i)(B) of Schedule A of the certificate of designations set forth as Exhibit H to the Company’s Amended and Restated Certificate of Incorporation, as amended (the “Share Adjustment Right”);

WHEREAS, the consummation of the Capital Raise (as such term is defined below) would trigger the Share Adjustment Right;

WHEREAS, as an inducement and condition to the investors’ willingness to enter into and consummate the Capital Raise, the Stockholder and the Company are entering into this Agreement to effectuate the SAR Elimination (as such term is defined below);

WHEREAS, the parties hereto desire to effectuate the Share Repurchase (as such term is defined below); and

WHEREAS, the Stockholder and the Company desire that each of the following shall become effective simultaneously and the effectiveness of each shall be conditioned upon the effectiveness of the others: (1) the effectiveness of the Stockholders Agreement; (2) the consummation of the Share Repurchase; and (3) the consummation of the SAR Elimination.

NOW, THEREFORE, in consideration of the premises, and of the various representations, warranties, covenants and other agreements and undertakings of the parties hereto, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereby agree as follows:

AGREEMENT

I	DEFINITIONS.

1.01. Definitions of Certain Terms. For purposes of this Agreement, the following terms are used with the meanings assigned below (such definitions to be equally applicable to both the singular and plural forms of the terms herein defined):

“Affiliate” shall mean, with respect to any person, any other person directly or indirectly controlling, controlled by or under common control with, such first person. For purposes of this definition, “control” (including, with correlative meanings, the terms “controlled by” and “under common control with”) when used with respect to any person, means the possession, directly or indirectly, of the power to cause the direction of management and/or policies of such person, whether through the ownership of voting securities by contract or otherwise.

“Agreement” has the meaning set forth in the introductory paragraph of this agreement.

“Business Day” shall mean any day that is not a Saturday, a Sunday or other day on which banking organizations in the State of New York are required or authorized by Law to be closed.

“Capital Raise” has the meaning set forth in Section 2.03(A).

“CCAR Plan” has the meaning set forth in Section 3.01(D).

“Claim” has the meaning set forth in Section 7.10.

“Closing” has the meaning set forth in Section 2.03(A).

“Closing Date” has the meaning set forth in Section 2.03(A).

“Company” has the meaning set forth in the introductory paragraph to this Agreement.

“Company Common Stock” means the common stock, par value $0.01 per share, of the Company.

“Company Material Adverse Effect” means a material adverse effect on the business, results of operation or financial condition of the Company and its consolidated Subsidiaries taken as a whole; provided, however, that Company Material Adverse Effect shall not be deemed to include the effects of (i) changes after the date hereof in general business, economic or market conditions (including changes generally in prevailing interest rates, credit availability and liquidity, currency exchange rates and price levels or trading volumes in the United States or foreign securities or credit markets), or any outbreak or escalation of hostilities, declared or undeclared acts of war or terrorism, in each case occurring after the date hereof and generally affecting the industries in which the Company and its Subsidiaries operate, (ii) changes or proposed changes after the date hereof in United States generally accepted accounting principles or regulatory accounting requirements, or authoritative interpretations thereof, (iii) changes or proposed changes after date hereof in securities, banking and other laws of general applicability or related policies or interpretations of Governmental Entities (in the case of each of these clauses (i), (ii) and (iii), other than changes or occurrences to the extent that such changes or occurrences have or would reasonably be expected to have a materially disproportionate adverse effect on the Company and its consolidated Subsidiaries taken as a whole relative to comparable United States banking or financial services organizations), or (iv) changes in the market price or trading volume of the Company Common Stock or any other equity, equity-related or debt securities of the Company or its consolidated Subsidiaries (it being understood and agreed that the exception set forth in this clause (iv) does not apply to the underlying reason giving rise to or contributing to any such change).

“Contemplated Transactions” means the transactions contemplated by this Agreement, including the Capital Raise, the Share Repurchase, the SAR Elimination, the entry into and effectiveness of each of the UST Relinquishment Agreement and the FIM Relinquishment Agreement and the entry into and effectiveness of the Stockholders Agreement.

“Exchange Act” means the U.S. Securities Exchange Act of 1934, as amended.

“Federal Reserve” has the meaning set forth in Section 3.01(D).

“FIM Relinquishment Agreement” means the letter agreement by and between FIM and the Company in the form attached hereto as Exhibit A relinquishing the rights and duties under the Governance Agreement

“Governance Agreement” means the Amended and Restated Governance Agreement of the Company, dated as of May 21, 2009, made by and among the Company, the Stockholder, FIM Holdings LLC and the other parties thereto.

“Governmental Entity” means any court, administrative agency or commission or other governmental or regulatory authority or instrumentality or self-regulatory organization.

“Investment Agreements” has the meaning set forth in Section 2.03(A).

“Law” means any law, statute, code, ordinance, rule, regulation, judgment, order, award, writ, decree or injunction issued, promulgated or entered into by or with any Governmental Entity.

“Liens” means any liens, licenses, pledges, charges, encumbrances, adverse rights or claims or security interests whatsoever.

“SAR Elimination” means the termination of the Share Adjustment Right in exchange for payment by the Company of the Share Adjustment Right Price in accordance with Section 2.01.

“Share Adjustment Right” has the meaning set forth in the recitals to this Agreement.

“Share Adjustment Right Price” has the meaning set forth in Section 2.01.

“Share Purchase Price” has the meaning set forth in Section 2.02.

“Share Repurchase” means the repurchase of the Shares by the Company from the Stockholder in exchange for the payment by the Company of the Share Purchase Price in accordance with Section 2.02.

“Shares” has the meaning set forth in the recitals to this Agreement.

“Stockholder” has the meaning set forth in the introductory paragraph to this Agreement.

“Stockholders Agreement” has the meaning set forth in the recitals to this Agreement.

“Subsidiary” means, with respect to any person, any bank, corporation, partnership, joint venture, limited liability company or other organization, whether incorporated or unincorporated, (i) of which such person or a subsidiary of such person is a general partner or managing member or (ii) at least a majority of the securities or other interests of which having by their terms ordinary voting power to elect a majority of the board of directors or persons performing similar functions with respect to such entity is directly or indirectly owned by such person and/or one or more subsidiaries thereof.

“UST Relinquishment Agreement” means the letter agreement by and between the Stockholder and the Company in the form attached hereto as Exhibit B relinquishing the rights and duties under the Governance Agreement.

1.02. Interpretation. The words “hereof,” “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement, and Section references are to this Agreement unless otherwise specified. Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.” The term “person” as used in this Agreement shall mean any individual, corporation, limited liability company, limited or general partnership, joint venture, government or any agency or political subdivision thereof, or any other entity or any group (as defined in Section 13(d)(3) of the Exchange Act) comprised of two or more of the foregoing. The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. In this Agreement, all references to “dollars” or “$” are to United States dollars. This Agreement and any documents or instruments delivered pursuant hereto or in connection herewith shall be construed without regard to the identity of the person who drafted the various provisions of the same. Each and every provision of this Agreement and such other documents and instruments shall be construed as though all of the parties participated equally in the drafting of the same. Consequently, the parties acknowledge and agree that any rule of construction that a document is to be construed against the drafting party shall not be applicable either to this Agreement or such other documents and instruments.

II	THE SECURITIES PURCHASE AND RELEASE OF SHARE ADJUSTMENT RIGHT.

2.01. Release of Share Adjustment Right. Subject to, and on the terms and conditions of, this Agreement, effective at the Closing, the Company shall pay to the Stockholder an amount in cash equal to $725 million (the “Share Adjustment Right Price”) in consideration for which the Stockholder, at the Closing, agrees that it shall have released any right it has under the Share Adjustment Right without further action by the parties.

2.02. Purchase and Sale of the Shares. Subject to, and on the terms and conditions of, this Agreement, effective at the Closing, the Company will purchase from the Stockholder, and the Stockholder will sell, transfer, convey, assign and deliver to the Company, all of the Shares, free and clear of all Liens. The aggregate purchase price for the Shares shall be an amount in cash equal to $5.2 billion plus accrued and unpaid dividends with respect to the Shares as of the Closing (the “Share Purchase Price”).

2.03. Closing of the Share Repurchase and SAR Elimination.

(A) Subject to Article V, the closing of the Share Repurchase and SAR Elimination (the “Closing”) shall occur at 9:30 a.m., New York City time, on the third business day after the satisfaction or waiver (by the party entitled to grant such waiver) of the conditions to the Closing set forth in this Agreement (other than those conditions that by their nature are to be satisfied at the Closing, but subject to fulfillment or waiver of those conditions), at the offices of Sullivan & Cromwell LLP located at 125 Broad Street, New York, New York 10004 or such other time, date or location as agreed by the parties (the date on which the Closing occurs, the “Closing Date”). It is the intention of the parties to conduct the Closing contemporaneously with the various closings relating to the sale by the Company of not less than $1 billion of Company Common Stock (the “Capital Raise”) pursuant to the various investment agreements, dated the date hereof, by and between the Company and the investors thereto (the “Investment Agreements”).

(B) At the Closing, or simultaneously therewith, the following shall occur:

(1) the Stockholder will deliver to the Company certificates for the Shares, duly endorsed in blank or accompanied by stock powers duly endorsed in blank or other required instruments of transfer; and

(2) the Company will pay the Share Purchase Price and the Share Adjustment Right Price to the Stockholder, by wire transfer in immediately available funds, to an account designated in writing by the Stockholder to the Company, such designation to be made not later than two Business Days prior to the Closing Date.

III	REPRESENTATIONS AND WARRANTIES.

3.01. Representations and Warranties of the Company. The Company hereby represents and warrants to the Stockholder as follows:

(A) Existence and Power. The Company is duly organized and validly existing as a corporation under the laws of Delaware and has all requisite power and authority to execute and deliver this Agreement and to consummate the Contemplated Transactions.

(B) Authorization. The execution and delivery of this Agreement, and the consummation by the Company of the Contemplated Transactions, have been duly and validly approved by all necessary corporate action of the Company, and no other corporate or stockholder action or proceedings on the part of the Company are necessary to approve this Agreement or to consummate the Contemplated Transactions. This Agreement has been duly and validly executed and delivered by the Company, and (assuming the due authorization, execution and delivery of this Agreement by the Stockholder) this Agreement constitutes a valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, except as enforcement may be limited by general principles of equity whether applied in a court of law or a court of equity and by bankruptcy, insolvency and similar laws affecting creditors’ rights and remedies generally.

(C) Non-Contravention. Neither the execution and delivery of this Agreement, nor the consummation by the Company of the Contemplated Transactions, will violate any provision of the charter or bylaws or similar governing documents of the Company, or any material agreement by which the Company or its Subsidiaries may be bound, or, assuming that the consents, approvals, filings and registrations referred to in Section 3.01(D) are received or made (as applicable), applicable Law.

(D) Consents and Approvals. No consents or approvals of, or filings or registrations with, any Governmental Entity or any other third party by and on behalf of the Company are necessary in connection with the execution and delivery by the Company of this Agreement and the consummation by the Company of the Contemplated Transactions, except for receipt by the Company of the non-objection of the Board of Governors of the Federal Reserve System (the “Federal Reserve”) to the Company’s re-submitted capital plan under the Comprehensive Capital Analysis and Review 2013 (the “CCAR Plan”).

(E) Securities Matters. The Shares are being acquired by the Company for its own account and without a view to the public distribution or sale of the Shares.

(F) Availability of Funds. The Company has as of the date hereof and will have as of the Closing sufficient funds available to consummate the Share Repurchase and the SAR Elimination.

IV	COVENANTS.

4.01. Forbearances of the Stockholder. From the date hereof until the Closing, without the prior written consent of the Company, the Stockholder will not:

(A) directly or indirectly transfer, sell, assign, distribute, exchange, pledge, hypothecate, mortgage, encumber or otherwise dispose of, or engage in or enter into any hedging transactions with respect to, any of the Shares or any portion thereof or interest therein (other than pursuant to the Share Repurchase); or

(B) agree, commit to or enter into any agreement to take any of the actions referred to in Section 4.01(A).

Notwithstanding the foregoing, the Stockholder may undertake any of the actions set forth in Section 4.01(A) with an Affiliate of the Stockholder so long as this Agreement is assigned to such Affiliate in accordance with Section 7.08 of this Agreement. For the avoidance of doubt, until the Closing, except as expressly set forth in this Section 4.01, the Stockholder shall continue to be able to exercise all rights and privileges with respect to the Shares.

4.02. Further Action. The Stockholder and the Company (A) shall each execute and deliver, or shall cause to be executed and delivered, such documents and other instruments and shall take, or shall cause to be taken, such further action as may be reasonably necessary to carry out the provisions of this Agreement and give effect to the transactions contemplated by this Agreement and (B) shall refrain from taking any actions that could reasonably be expected to impair, delay or impede the Closing or the consummation of the transactions contemplated by this Agreement.

4.03. Standstill Release. After the date hereof, (i) upon request by the Stockholder to the Company with respect to any party listed on Schedule I, (ii) upon request by any party listed on Schedule I to the Company, and (iii) upon the consummation or termination of the Capital Raise with respect to all parties listed on Schedule I, the Company shall send a notice to each such party (with a copy to the Stockholder) informing such party that it is released from any standstill and other non-disclosure or similar obligations to the Company that would prohibit any contacts, communications, discussions or negotiations with respect to the Company or the purchase and sale of, or the purchase and sale of, Company Common Stock held by the Stockholder. In connection with any such contact, communication, discussion or negotiation, the Stockholder will keep Ally reasonably informed with respect to any proposed agreement or commitment that would reasonably be expected to delay or otherwise adversely affect the consummation of the Contemplated Transactions.

4.04. Governance Agreement Notice. As promptly as practicable after the date hereof, the Company shall send a notice to each Person that has signed a joinder to the Governance Agreement informing such Person that all obligations of such Person under the Governance Agreement have been irrevocably released by each of the Company, the Stockholder and FIM.

4.05. Capital Raise. The Company shall not consummate the Capital Raise or issue any equity securities of the Company, or securities convertible into equity securities of the Company, to any other Person (other than issuances of equity securities or securities convertible into equity securities in respect of employee compensation in the ordinary course) unless prior to or concurrently with the closing of the Capital Raise or the issuance of such equity securities (or convertible securities), the Company shall consummate the Share Repurchase and the SAR Elimination. The Company has provided copies of the Investment Agreements in final form to the Stockholder and the Company shall not enter into any material amendment, modification or waiver of the terms and conditions of the Investment Agreements without the prior written consent of the Stockholder; provided that, without limiting the foregoing, any change in the price or aggregate number of shares of Company Common Stock to be purchased under the Investment Agreements shall be deemed material.

V	CONDITIONS TO THE CLOSING.

5.01. Conditions to Each Party’s Obligations. The respective obligations of each of the Company and the Stockholder to consummate the Share Repurchase and the SAR Elimination are subject to the fulfillment, or written waiver by the Company and the Stockholder, prior to the Closing, of each of the following conditions:

(A) Non-Objection to Company’s CCAR Plan. Receipt by the Company of the non-objection of the Federal Reserve to the Company’s CCAR Plan, which CCAR Plan contemplates the consummation of the Share Repurchase and SAR Elimination to occur concurrently with the consummation of the Capital Raise.

(B) No Injunctions or Restraints; Illegality. No order, injunction or decree issued by any court or agency of competent jurisdiction or other legal restraint or prohibition preventing the consummation of any of the Contemplated Transactions shall be in effect. No Law shall have been enacted, entered, promulgated or enforced by any Governmental Entity which prohibits or makes illegal the consummation of any of the Contemplated Transactions.

5.02. Condition to Obligations of the Stockholder. The obligation of the Stockholder to consummate the Share Repurchase and the SAR Elimination is also subject to the fulfillment, or written waiver by the Stockholder, prior to the Closing, of the following conditions:

(A) Proceedings. No Governmental Entity in any jurisdiction shall have (a) commenced an action or proceeding against the Company or any of its Subsidiaries; or (b) issued or entered a temporary restraining order, preliminary or permanent injunction or other order binding upon the Company or any of its Subsidiaries, which in the case of (a) and (b) shall have had or shall be reasonably likely to have a Company Material Adverse Effect.

(B) Representations and Warranties. The representations and warranties set forth in Article III of this Agreement shall be true and correct in all material respects as though made on and as of the Closing Date.

(C) Performance Obligations. The Company shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Closing.

(D) Closing Certificate. The Company shall deliver to the Stockholder a certificate, dated the Closing Date in substantially the form attached hereto as Exhibit C, signed on behalf of the Company by a senior executive officer thereof certifying to the effect that all other conditions precedent to the Closing have been satisfied or waived.

(E) Capital Raise. The transactions in connection with the Capital Raise shall have successfully closed and the Company shall have received the funds in connection with the Capital Raise without any material amendment, modification or waiver of any provision of the terms or conditions of any of the Investment Agreements that has not been approved by the prior written consent of the Stockholder; provided that, without limiting the foregoing, any change in the price or aggregate number of shares of Company Common Stock to be purchased under the Investment Agreements shall be deemed material.

(F) Other Agreements. The Stockholders Agreement, the UST Relinquishment Agreement and the FIM Relinquishment Agreement shall each be in full force and effect.

VI	TERMINATION.

6.01. Termination Events. This Agreement may be terminated at any time prior to the Closing:

(A) by mutual written agreement of the Company and the Stockholder; or

(B) by the Company, upon written notice to the Stockholder, or by the Stockholder, upon written notice to the Company, in the event that the Closing Date does not occur on or before November 30, 2013; provided, however, that the respective rights to terminate this Agreement pursuant to this Section 6.01(B) shall not be available to any party whose failure to fulfill any obligation under this Agreement shall have been the cause of, or shall have resulted in, the failure of the Closing Date to occur on or prior to such date.

6.02. Effect of Termination. In the event of termination of this Agreement as provided in Section 6.01, this Agreement shall forthwith become void and have no effect, and none of the Stockholder, the Company, any Affiliates of the Stockholder or the Company or any officers, directors or employees of the Stockholder, the Company or any of their respective Affiliates shall have any liability of any nature whatsoever hereunder, or in connection with the transactions contemplated hereby, except that this Section 6.02 and Sections 7.01, 7.04, 7.05, 7.06 and 7.07 shall survive any termination of this Agreement.

VII	MISCELLANEOUS.

7.01. Survival of Representations and Warranties. The representations and warranties of the parties made herein shall survive the Closing without limitation. The representations, warranties and covenants of the Company shall not be affected or deemed waived by reason of any investigation made by or on behalf of the Stockholder or by reason of the fact that the Stockholder or any of its representatives knew or should have known that any such representation or warranty is, was or might be inaccurate, as the case may be.

7.02. Waiver; Amendment. Any provision of this Agreement may be (A) waived in writing by the party benefiting by the provision, or (B) amended or modified at any time by an agreement in writing signed by each of the parties hereto. Neither any failure nor any delay by any party in exercising any right, power or privilege under this Agreement or any of the documents referred to in this Agreement will operate as a waiver of such right, power or privilege, and no single or partial exercise of any such right, power or privilege will preclude any other or further exercise of such right, power or privilege.

7.03. Counterparts. This Agreement may be executed by facsimile or other electronic means and in counterparts, all of which shall be considered an original and one and the same agreement and shall become effective when counterparts have been signed by each of the parties and delivered to the other parties, it being understood that all parties need not sign the same counterpart.

7.04. Governing Law; Choice of Forum; Waiver of Jury Trial.

(A) This Agreement and any claim, controversy or dispute arising under or related to this Agreement, the relationship of the parties, and/or the interpretation and enforcement of the rights and duties of the parties shall be enforced, governed, and construed in all respects (whether in contract or in tort) in accordance with the laws of the State of Delaware applicable to contracts made and to be performed entirely within such State. Each of the parties hereto agrees (a) to submit to the exclusive jurisdictions and venue of the Court of Chancery of the State of Delaware (or, if the Court of Chancery of the State of Delaware lacks jurisdiction, then in the applicable Delaware state court), or if under applicable Law exclusive jurisdiction of such suit, action or proceeding is vested in the federal courts, then the United States District Court for the District of Delaware, for any and all civil actions, suits or proceedings arising out of or relating to this Agreement or the transactions contemplated hereby, and (b) that notice may be served upon (i) the Company at the address and in the manner set forth for notices to the Company in Section 7.06 and (ii) the Stockholder at the address and in the manner set forth for notices to the Stockholder in Section 7.06, but otherwise in accordance with federal law.

(B) To the extent permitted by applicable Law, each of the parties hereto hereby unconditionally waives trial by jury in any civil legal action or proceeding relating to this Agreement or the transactions contemplated hereby.

7.05. Expenses. Each of the parties hereto will bear and pay all costs and expenses incurred by it or on its behalf in connection with the transactions contemplated hereby including fees and expenses of its own financial or other consultants, investment bankers, accountants and counsel.

7.06. Notices. All notices and other communications hereunder shall be in writing and shall be deemed given on the date of delivery if delivered personally or telecopied (upon telephonic confirmation of receipt), on the first Business Day following the date of dispatch if delivered by a recognized next day courier service, or on the third Business Day following the date of mailing if delivered by registered or certified mail, return receipt requested, postage prepaid. All notices hereunder shall be delivered as set forth below, or pursuant to such other instructions as may be designated in writing by the party to receive such notice:

If to the Company to:

Ally Financial Inc.

200 Renaissance Center

Mail Code 482-B09-B11

Detroit, Michigan 48625

Facsimile: (313) 656-6124

Attention: William B. Solomon

Email:       William.B.Solomon@ally.com

With copies to:

Sullivan & Cromwell LLP

125 Broad Street

New York, New York 10004

Facsimile: (212) 558-3588

Attention: Jay Clayton

                 C. Andrew Gerlach

E-mail:     claytonwj@sullcrom.com

                 gerlacha@sullcrom.com

Davis Polk & Wardwell LLP

450 Lexington Avenue

New York, New York 10017

Facsimile: (212) 701-5224

Attention: Richard Sandler

E-mail:      richard.sandler@davispolk.com

If to the Stockholder to:

United States Department of the Treasury

1500 Pennsylvania Avenue, NW

Washington, D.C. 20220

Facsimile: (202) 927-9225

Attention:  Chief Counsel Office of Financial Stability

With a copy to:

Paul, Weiss, Rifkind, Wharton & Garrison LLP

1285 Avenue of the Americas

New York, New York 10019

Facsimile: (212) 757-3990

Attention: Paul D. Ginsberg

                  Neil Goldman

E-mail:      pginsberg@paulweiss.com

                  ngoldman@paulweiss.com

7.07. Entire Understanding; No Third-Party Beneficiaries. This Agreement (together with the documents, agreements and instruments referred to herein) represents the entire understanding of the parties with respect to the subject matter hereof and supersedes any and all other oral or written agreements heretofore made with respect to the subject matter hereof. Nothing in this Agreement, expressed or implied, is intended to confer upon any person, other than the parties hereto, any rights or remedies hereunder.

7.08. Assignment. Neither this Agreement nor any right, remedy, obligation or liability arising hereunder or by reason hereof shall be assignable by any party hereto without the prior written consent of the other party, and any attempt to assign any right, remedy, obligation or liability hereunder without such consent shall be null and void.

7.09. Severability. Any term or provision of this Agreement which is determined by a court of competent jurisdiction to be invalid, illegal or unenforceable in any jurisdiction shall, as to that jurisdiction, be ineffective to the extent of such invalidity or unenforceability without rendering invalid, illegal or unenforceable the remaining terms and provisions of this Agreement or affecting the validity, legality or enforceability of any of the terms or provisions of this Agreement in any other jurisdiction, and if any provision of this Agreement is determined to be so broad as to be unenforceable, the provision shall be interpreted to be only so broad as is enforceable, in all cases so long as neither the economic nor legal substance of the transactions contemplated hereby is affected in any manner materially adverse to any party or its stockholders and enforcement of the remainder does not violate the parties’ overall intentions with respect to the Contemplated Transactions. Without limiting the foregoing and for the avoidance of doubt, any determination by a court of competent jurisdiction that any of the Share Repurchase, the SAR Elimination, the Stockholders Agreement, the UST Relinquishment Agreement or the FIM Relinquishment Agreement are invalid, illegal or unenforceable shall be deemed to violate the parties’ overall intentions with respect to the Contemplated Transactions. Upon any such determination, the parties shall negotiate in good faith in an effort to agree upon a suitable and equitable substitute provision to effect the original intent of the parties.

7.10. Indemnification. The Company shall indemnify and hold harmless, to the fullest extent permitted by Law, the Stockholder and its Affiliates, their respective employees, advisors and other representatives and their respective successors and assigns from, against and in respect of any and all losses, damages, claims, liabilities, obligations, costs or expenses (including costs of investigation and defense and attorney’s fees, costs and expenses) based upon, arising out of or incurred as a result of any action, claim, demand, arbitration, hearing, charge, complaint, investigation, examination, indictment, litigation, suit or other civil, criminal, administrative or investigative proceedings involving a third party (including any holder of capital stock of the Company) with respect to any of the Contemplated Transactions (each, a “Claim”). The Company shall give the Stockholder (i) prompt notice of any Claim (and copies of any document delivered to the Company in connection therewith) and (ii) the right to participate in all negotiations and proceedings with respect to any Claim.

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IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the day and year first above written.

ALLY FINANCIAL INC.

By:	/s/ Jeffrey J. Brown
Name: Jeffrey J. Brown
Title: Senior Executive Vice President

UNITED STATES DEPARTMENT OF THE TREASURY

By:	/s/ Timothy G. Massad
Name: Timothy G. Massad
Title: Assistant Secretary for Financial Stability

[Signature Page to Agreement in Respect of Securities Repurchase and Share Adjustment Provision]